Exhibit 10.8
RESTRICTED STOCK AGREEMENT
          THIS AGREEMENT, dated as of the 8th day of November, 2006, between KBW, Inc., a Delaware corporation (the “Corporation”), and the employee who is confirming agreement with these terms through the facility of the Employee Account Records web site, as defined below (the “Employee”).
W I T N E S S E T H
          In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:
1. Grant, Vesting and Forfeiture of Restricted Stock.
(a) Grant. Subject to the provisions of this Agreement and to the provisions of the KBW, Inc. 2006 Equity Incentive Plan (the “Plan”), the Corporation hereby grants to the Employee as of November 8, 2006 (the “Grant Date”), such number of Shares (the “Restricted Stock”) of common stock of the Corporation, par value $0.01 per Share (“Common Stock”) as shall be set forth in the account records of the Employee (“Employee Account Records”) as being granted hereby of the Bank of New York (the “Transfer Agent”). Employee may view such Employee Account Records at the Internet URL address of BONY maintained for that purpose at www.bnymystock.com/KBW. The Employee Account Records relating to the Restricted Stock are expressly made a part hereof, subject to correction for errors by the Corporation, for purposes of the amount and vesting schedule relating to the Restricted Stock. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.
(b) Vesting during the Restriction Period. Subject to the terms and conditions of this Agreement, the Restricted Stock shall vest and no longer be subject to any restriction on the Vest Dates and in the respective amounts vesting on such dates set forth in the Employee Account Records (such period during which restrictions apply is the “Restriction Period”).
(c) Forfeiture upon Termination of Employment; Accelerated Vesting upon Termination Due to Death or Disability. Upon the Employee’s Termination of Employment for any reason (other than due to the Employee’s death or Disability) during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited. Upon the Employee’s Termination of Employment during the Restriction Period due to the Employee’s death or Disability, the restrictions applicable to the Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested. For purposes of this Agreement, employment with the Corporation shall include employment with the Corporation’s Affiliates and its successors. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Corporation or any of its Affiliates or interfere in any way with the right of the Corporation or any such Affiliates to terminate the Employee’s employment at any time.

2. Issuance of Shares.
     Subject to Paragraph 9 (pertaining to the withholding of taxes), as soon as practicable after the Restriction Period expires (provided there has been no prior forfeiture of the Restricted Stock pursuant to the terms of this Agreement and the Plan), the Corporation shall issue (or cause to be delivered) to the Employee one or more unlegended stock certificates in respect of the Restricted Stock. Notwithstanding the foregoing, the Corporation shall be entitled to hold the Shares of Restricted Stock that have vested until the Corporation or the agent selected by the Corporation to manage the Plan under which the Restricted Stock has been issued shall have received from the Employee a duly executed Form W-9 or W-8, as applicable.
3. Nontransferability of the Restricted Stock.
          During the Restriction Period, the Shares covered by this Restricted Stock Agreement shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge or otherwise. Any purported or attempted transfer of such Shares or such rights shall be null and void.
4. Rights as a Stockholder.
          Except as otherwise specifically provided in this Agreement, during the Restriction Period the Employee shall have all the rights of a stockholder with respect to the Restricted Stock, including without limitation the right to vote the Restricted Stock and the right to receive any dividends with respect thereto. If the Corporation declares and pays dividends on the Common Stock during the Restriction Period, the Employee shall be paid dividends with respect to the Restricted Stock at such time as dividends are paid to stockholders of Common Stock generally.
5. Certificates.
          Certificates representing the Restricted Stock hares as originally or from time to time constituted shall bear the following legend:
The Shares represented by this stock certificate have been granted as restricted stock under a Restricted Stock Agreement between the registered holder of these Shares and the Corporation. The Shares represented by this stock certificate may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of until the restrictions set forth in the Restricted Stock Agreement between the registered holder of these Shares and the Corporation shall have lapsed.
As soon as administratively practicable after the end of the Restriction Period, the Corporation shall deliver to the Employee or his or her personal representative, in book-entry or certificate form, the formerly Restricted Stock that does not bear any restrictive legend making reference to this Agreement. Such Shares shall be free of restrictions, except for any restrictions required under Federal securities laws.

6. Adjustment in the Event of Change in Stock; Change in Control.
          In the event of certain transactions before they vest, the Restricted Stock shall be subject to adjustment as provided in Section 3(c) of the Plan or any applicable successor provision under the Plan. In the event of a Change in Control before the Restricted Stock vests, the restrictions applicable to the Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable in full, consistent with Section 9(a)(ii) of the Plan.
7. Payment of Transfer Taxes, Fees and Other Expenses.
          The Corporation agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by an Employee in connection with the Restricted Stock, together with any and all other fees and expenses necessarily incurred by the Corporation in connection therewith.
8. Other Restrictions.
          (a) The Restricted Stock shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Employee with respect to the disposition of Shares is necessary or desirable as a condition of, or in connection with, the delivery or purchase of Shares pursuant thereto, then in any such event, the grant of Restricted Stock shall not be effective unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.
          (b) The Employee acknowledges that the Employee is subject to the Corporation’s policies regarding compliance with securities laws, including but not limited to its Insider Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, the Employee shall be required to obtain pre-clearance prior to purchasing or selling any of the Corporation’s securities, including any Shares issued upon vesting of the Restricted Stock, and may be prohibited from selling such Shares other than during an open trading window. The Employee further acknowledges that, in its discretion, the Corporation may prohibit the Employee from selling such Shares even during an open trading window if the Corporation has concerns over the potential for insider trading.
9. Taxes and Withholding.
          No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income or employment or other tax purposes with respect to any Restricted Stock, the Employee shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Corporation under this Agreement shall be conditioned on compliance by the Employee with this Paragraph 9, and the Corporation shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee, including the delivery of the Restricted Stock that gives rise to the withholding requirement.
10. Notices.
          All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
          If to the Employee:
At the most recent address
on file at the Corporation.
          If to the Corporation:
KBW, Inc.
787 Seventh Avenue
New York, New York 10019
Attention: Mitchell B. Kleinman, Esq.
Executive Vice President and General Counsel
Facsimile: (212) 541-6668
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 10. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Employee consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.
11. Effect of Agreement.
          Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.
12. Laws Applicable to Construction; Consent to Jurisdiction.
          (a) The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock is subject to the terms and conditions of the Plan, which is hereby incorporated by reference.
          (b) Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the state of New York, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Employee hereby agrees and consents to the personal jurisdiction of said courts over the Employee for purposes of the resolution of any and all such disputes. Notwithstanding the foregoing, any dispute, controversy or claim between the

Employee and the Corporation arising out of or relating to or concerning the Restricted Stock awarded under this Agreement, any agreement between the Employee and the Corporation relating to or arising out of the Employee’s employment with the Corporation or otherwise concerning any rights, obligations or other aspects of the Employee’s employment relationship in respect of the Corporation or its Affiliates shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.
13. Severability.
          The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
14. Conflicts and Interpretation.
          In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.
15. Amendment.
          The Corporation may modify, amend or waive the terms of the Restricted Stock award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Employee without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
16. Headings.
          The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
17. Counterparts.
          This Agreement may be executed in counterparts, which together shall constitute one and the same original.

     IN WITNESS WHEREOF, as of the date first above written, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

KBW, INC.
By:	______________________________
Mitchell Kleinman
Executive Vice President and General Counsel

KBW, Inc.

Summary of Key Terms of Initial Public Offering

Restricted Stock Award Agreement

Number of Shares Subject to Grant:	As set forth in employee account records maintained by Bank of New York

Grant Date:	As set forth in employee account records maintained by Bank of New York

Vesting Schedule of	For awards of more than 100 shares:
Grant:
Subject to the employee’s continued employment with the Corporation through each applicable vesting date:
• 25% of the Restricted Stock will vest and no longer be subject to any restriction on the second anniversary of the Grant Date;
• 35% of the Restricted Stock will vest and no longer be subject to any restriction on the third anniversary of the Grant Date; and
• 40% of the Restricted Stock will vest and no longer be subject to any restriction on the fourth anniversary of the Grant Date.
For awards of 100 shares or less:
The Restricted Stock will vest and no longer be subject to any restriction on the six-month anniversary of the Grant Date, subject to the employee’s continued employment with the Corporation through such date.